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Exhibit 11.1

ALDILA, INC. AND SUBSIDIARIES

COMPUTATION OF NET INCOME PER COMMON SHARE

(In thousands, except per share amounts)

	Twelve months ended December 31,
	2008	2007
BASIC:
Net (loss) income	$(2,503)	$15,953
Weighted average number of common shares outstanding	5,162	5,433

Net (loss) income per common share	$(0.48)	$2.94

ASSUMING DILUTION:
Net (loss) income	$(2,503)	$15,953
Weighted average number of common shares outstanding	5,162	5,433
The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	—	52

Weighted average number of common and common equivalent shares	5,162	5,485

Net (loss) income per common share, assuming dilution	$(0.48)	$2.91

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  Exhibit 11.1
ALDILA, INC. AND SUBSIDIARIES COMPUTATION OF NET INCOME PER COMMON SHARE (In thousands, except per share amounts)